FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD RESTRUCTURES ITS
LEGAL AND COMPLIANCE DEPARTMENTS

SAN FRANCISCO – April 6, 2009 – Merriman Curhan Ford Group, Inc. (NASDAQ: MERR) today announced that it has completed the restructuring of its legal and compliance departments with the resignation of Christopher L. Aguilar, general counsel and corporate secretary, effective April 1, 2009.

The general counsel function will be transitioned to outside legal counsel. Peter Coleman, chief financial officer and chief operating officer, will continue to oversee the company’s legal efforts and add the role of corporate secretary.

Dennis Arcilla, chief compliance officer, will continue to report to Coleman. Arcilla was promoted to the position in November 2008 when it was separated from the general counsel function for corporate governance best practices. He was also recently appointed to the company’s Management Committee as a non-corporate officer.

Aguilar is leaving his position to pursue a new opportunity with Merriman Curhan Ford’s former division Institutional Cash Distributors, LLC, which was sold to company employees in February 2009.  At the time of resignation, there were no disputes between Aguilar and the company.

“I thank Chris for his service and wish him well,” said Jon Merriman, CEO of Merriman Curhan Ford. “I also congratulate Dennis on his promotion to chief compliance officer and for hammering hard on our recent issues as a real team player.”

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions who invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in three growth industry sectors: CleanTech, Consumer/Internet/Media and Health Care. For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on March 31, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on March 31, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

At the Company: Peter Coleman Chief Financial Officer Chief Operating Officer (415) 248-5640 pcoleman@mcfco.com